Exhibit 99.1

REITWeek Conference November 15-17, 2016

Disclosure Regarding Forward-looking Statements 2 Statements made in this presentation may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Update – November 2016 3 Where are we now? One third of the way through our 39-month transformation plan Sold (or under contract) $700mm of assets Purchased $400mm of class A assets Started 2,186 multi-family units $560mm of high cost debt refinanced in 2016 FFO increased by 17.5% from 2015 The ability to produce average core FFO growth of 15% through 2020

4 What we will accomplish in 2017: Sell all remaining non core/ non strategic assets Goal of $500mm to $600mm Drive operating margin through revenue growth and expense reduction Goal of 62% in 2017 and 65% in 2018 - we started at 53% in Q1 of 2015 Strengthen our balance sheet New term loan of $250mm and line of credit renewal of $600mm (in the market now) Raise $250mm in equity at the Roseland entity (investor selected and documented by 12/31/16) Pay down high cost debt and replace it with new long-term secured debt on $350mm of key assets ($250mm already started) Net effect increased debt service coverage, lengthening debt maturities and reduced net debt to EBITDA leverage Investor Update – November 2016

5 Where we wind up in 2018: Own only class A assets – occupancy office 92-93%, multi-family occupancy at 96% 80% office and 20% multi-family with strong Waterfront focus (30% multi-family as development stabilizes) Be in the top 20% of REITs for earnings growth Substantial embedded FFO growth through below market lease and development Margins at 65% Stock price at our NAV of $36.00 Net debt to EBITDA improving to solid BBB- investment grade levels Investor Update – November 2016

Definitions 6 Funds from Operations (FFO): Net income, excluding gains or losses from sales of property, and adding back real estate depreciation Net Asset Value (NAV): Net projected value of the Company’s interest after accounting for all priority debt and equity payments. The metric includes capital invested by the Company. EBITDA: Earnings before interest, taxes, depreciation and amortization. .